Filed Pursuant to Rule 424(b)(2)
File No. 333-202840

Title of each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, 0.125% Equity Basket Linked Notes due March 29, 2021, Linked to a Basket of Shares	$5,225,000	$526.16

(1)

The total filing fee of $526.16 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 642 dated March 21, 2016 (To Prospectus Supplement dated March 18, 2015 and Prospectus dated March 18, 2015)

$5,225,000

Wells Fargo & Company

Medium–Term Notes, Series K

0.125% Equity Basket Linked Notes due March 29, 2021

Linked to a Basket of Shares

Issuer:	Wells Fargo & Company (“Wells Fargo”)
Principal Amount:	Each note will have a principal amount of $1,000.
Stated Maturity Date:	March 29, 2021, subject to postponement as described herein. The notes are subject to redemption by Wells Fargo prior to the stated maturity date as set forth below under “Redemption Right.” The notes are not subject to repayment at the option of any holder of the notes prior to the stated maturity date.
Interest:	0.125% per annum will be payable on each interest payment date, calculated based on the $1,000 principal amount.
Interest Payment Dates:	Semi-annually on the 29th day of each March and September, commencing September 29, 2016 and ending on the stated maturity date.
Underlying Basket:	The underlying basket (the “basket”) is an unequally weighted basket of stocks consisting of shares of common stock of the following four companies (with the initial weightings noted parenthetically): Celgene Corporation (40%); Amgen Inc. (20%); Gilead Sciences, Inc. (20%); and Regeneron Pharmaceuticals, Inc. (20%) (each, a “basket stock” and collectively, the “basket stocks”). The issuers of the basket stocks (each, a “basket stock issuer” and, collectively, the “basket stock issuers”) are not involved with this offering and have no obligations relating to and do not sponsor or endorse the notes.
Share Ratio:	With respect to Celgene Corporation, 3.65809; with respect to Amgen Inc., 1.24305; with respect to Gilead Sciences, Inc., 2.00220; and with respect to Regeneron Pharmaceuticals, Inc., 0.49689; each subject to Adjustment Events. Each share ratio on the pricing date is equal to (i) the initial basket value multiplied by the initial weighting of the applicable basket stock divided by (ii) the initial stock price of such basket stock.
Parity:	On any trading day, the sum of the products of the closing price (or, with respect to the pricing date, the initial stock price) of each basket stock and its share ratio on such trading day. Parity on the pricing date is $904.977, which is less than the original offering price of the notes.
Initial Stock Price:	With respect to Celgene Corporation, $98.9563; with respect to Amgen Inc., $145.6058; with respect to Gilead Sciences, Inc., $90.3984; and with respect to Regeneron Pharmaceuticals, Inc., $364.2595; each based upon an intra-day price of such basket stock on the pricing date.
Initial Basket Value:	Parity on the pricing date, which is $904.977.
Redemption Right:	Beginning March 29, 2019, we will have the right to redeem all the notes on any day to and including the stated maturity date. If we redeem the notes, we will pay you an amount in cash equal to the greater of (i) the principal amount of $1,000 per note and (ii) parity determined on the trading day prior to the redemption notice date (the “redemption determination date”). If we redeem the notes, the redemption date will be 10 days following the redemption notice date. We will not pay any accrued but unpaid interest on the notes upon the redemption of the notes.
Payment at Stated Maturity:	On the stated maturity date, unless we have previously redeemed the notes, we will pay you for each note you hold an amount in cash equal to the greater of the principal amount and parity, as determined on the final determination date, plus any accrued and unpaid interest. All payments on the notes are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the basket stocks for payment. If Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment.
Adjustment Events:	In the event of certain corporate events relating to a basket stock issuer, including changes in dividend payments, the share ratio of the applicable basket stock will be adjusted as described in this pricing supplement.
Listing:	The notes will not be listed on any securities exchange or automated quotation system.
Pricing Date:	March 21, 2016
Settlement Date:	March 29, 2016 (five business days after the pricing date)
Final Determination Date:	March 22, 2021. If such day is not a trading day, the final determination date will be postponed to the next succeeding trading day. The final determination date is also subject to postponement due to the occurrence of a market disruption event. See “Specific Terms of the Securities—Payment at Stated Maturity” and “—Market Disruption Events” below.
CUSIP Number:	94986RJ28

On the date of this pricing supplement, the estimated value of the notes is $1,068.83 per note. The estimated value of the notes was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Summary Information—What is the estimated value of the notes?” in this pricing supplement.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-7.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	$1,100.00	–	$1,100.00
Total	$5,747,500.00	–	$5,747,500.00
(1)	Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes and is acting as principal. See “Summary Information—What is the estimated value of the notes?” in this pricing supplement for further information.

Wells Fargo Securities

Pricing Supplement

Prospectus Supplement

Prospectus

Unless otherwise indicated, you may only rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. Neither we nor the agent has authorized anyone to provide information different from that contained in this pricing supplement and the accompanying prospectus supplement and prospectus. When you make a decision about whether to invest in the notes, you should not rely upon any information other than the information in this pricing supplement and the accompanying prospectus supplement and prospectus. Neither the delivery of this pricing supplement nor sale of the notes means that information contained in this pricing supplement or the accompanying prospectus supplement and prospectus is correct after their respective dates. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell or solicitation of an offer to buy the notes in any circumstances under which the offer of solicitation is unlawful.

i

SUMMARY INFORMATION

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the 0.125% Equity Basket Linked Notes due March 29, 2021 (the “notes”). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the notes as well as the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should carefully review the section “Risk Factors” in this pricing supplement, which highlights certain risks associated with an investment in the notes, to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes offered by this pricing supplement will be issued by Wells Fargo & Company and will mature on March 29, 2021. The notes are subject to redemption by Wells Fargo prior to the stated maturity date upon the terms described in this pricing supplement. The notes are not subject to repayment at the option of any holder of the notes prior to the stated maturity date.

As discussed in the accompanying prospectus supplement, the notes are debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series K” that we may issue from time to time. The notes will rank equally with all our other unsecured and unsubordinated debt. For more details, see “Specific Terms of the Notes.”

Each note has a principal amount of $1,000. You may transfer only whole notes. We will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the notes.

What are the basket stocks?

The basket stocks are the four stocks set forth in the table below. The table also indicates the ticker symbol for each basket stock, the primary national securities exchange on which each basket stock is listed, the initial weighting of each basket stock in the basket, the share ratio for each basket stock, the initial stock price of each basket stock used to calculate its share ratio and the aggregate value of the shares of each basket stock contained in the basket based upon those initial stock prices.

Basket Stock Issuer	Ticker Symbol	Listing Exchange	Initial Weighting	Share ratio	Initial Stock Price	Aggregate Share Value
Celgene Corporation	CELG	NASDAQ Global Select Market	40.00%	3.65809	$98.9563	$361.991

Amgen Inc.	AMGN	NASDAQ Global Select Market	20.00%	1.24305	$145.6058	$180.995

Gilead Sciences, Inc.	GILD	NASDAQ Global Select Market	20.00%	2.00220	$90.3984	$180.995

Regeneron Pharmaceuticals, Inc.	REGN	NASDAQ Global Select Market	20.00%	0.49689	$364.2595	$180.995

Total			100.00%			$904.977

Who are the basket stock issuers?

According to publicly available information, Celgene Corporation is a biopharmaceutical company engaged primarily in the discovery, development and commercialization of therapies for the treatment of cancer and inflammatory diseases; Amgen, Inc. is a biotechnology company that discovers, develops and manufactures human therapeutics; Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes medicines for life-threatening diseases; and Regeneron Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, invents, develops, manufactures and commercializes medicines for the treatment of serious medical conditions. You should independently investigate each basket stock issuer and decide whether an investment in the notes linked to each basket stock is appropriate for you.

Because each of the basket stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the basket stock issuers are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”). Information provided to or filed with the SEC by the basket stock issuers can be located by reference to SEC file numbers and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s website. The SEC file numbers for the basket stock issuers are as follows: Celgene Corporation, 001-34912; Amgen Inc., 000-12477; Gilead Sciences, Inc., 000-19731; and Regeneron Pharmaceuticals, Inc., 000-19034. The address of the SEC’s website is http://www.sec.gov. In addition, information regarding the basket stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We have not independently verified any such information. For further information, please see “The Basket — The Basket Stock Issuers” in this pricing supplement.

Will I receive interest on the notes?

The notes will bear interest on their principal amount at the rate of 0.125% per annum, payable semi-annually on the 29th day of each March and September, commencing September 29, 2016 and ending on the stated maturity date (each an “interest payment date”). Accrued but unpaid interest will not be paid upon any redemption of the notes. See “Description of Notes—Interest and Principal Payments” and “Description of Notes—Fixed Rate Notes” in the prospectus supplement for a discussion of the manner in which interest on the notes will be calculated, accrued and paid. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.

What will I receive upon stated maturity of the notes?

On the stated maturity date, if we have not previously redeemed the notes, we will pay you for each note you hold an amount in cash equal to the greater of the principal amount of $1,000 and parity, as determined on the final determination date, plus accrued and unpaid interest.

On any trading day, “parity” equals the sum of the products of the closing price (or, with respect to the pricing date, the initial stock price) of each basket stock and its share ratio on such trading day.

The share ratio for each basket stock is a number of shares calculated so that each basket stock initially represents its initial weighting of the initial basket value, based on the initial stock prices of the basket stocks used to calculate the share ratios of the basket stocks. The “share ratio” on the date the notes were priced for initial sale to the public (the “pricing date”) is equal to (i) with respect to Celgene Corporation, 3.65809; with respect to Amgen Inc., 1.24305; with respect to Gilead Sciences, Inc., 2.00220; and with respect to Regeneron Pharmaceuticals, Inc., 0.49689; each of which is equal to (i) the initial basket value multiplied by the initial weighting of the applicable basket stock divided by (ii) the initial stock price of such basket stock. The “initial stock price” is (i) with respect to Celgene Corporation, $98.9563; (ii) with respect to Amgen Inc., $145.6058; (iii) with respect to Gilead Sciences, Inc., $90.3984; and (iv) with respect to Regeneron Pharmaceuticals, Inc., $364.2595; each based upon an intra-day price of such basket stock on the pricing date. The “initial basket value” is $904.977, which is equal to parity on the pricing date. The share ratio for each basket stock will remain constant for the term of the notes, subject to adjustment for certain corporate events relating to the issuer of that basket stock, including changes in dividend payments. See “Specific Terms of the Notes — Adjustment Events.”

Will the notes be redeemable by us prior to maturity?

We may redeem the notes, in whole but not in part, for settlement on any day from and including March 29, 2019 to and including the stated maturity date (the “redemption date”), for an amount in cash per note equal to the greater of (i) the principal amount of $1,000 and (ii) parity determined by the calculation agent on the trading day prior to the redemption notice date (the “redemption determination date”).

If we redeem the notes, we will specify the redemption date in our notice of redemption. The redemption date will be 10 days following the day on which we give our notice of redemption (the “redemption notice date”), unless the 10th day following the redemption notice date is not a business day, in which case the redemption date will be the immediately following day that is a business day. If we redeem the notes, you will not receive any accrued but unpaid interest on the redemption date.

Who should or should not consider an investment in the notes?

We have designed the notes for investors who (i) seek the opportunity to participate in a portion of the appreciation of the basket if, and only to the extent that, parity exceeds the original offering price on the redemption determination date or, if we do not redeem the notes, on the final determination date; (ii) understand that the original offering price of the notes is greater than the principal amount and accept the risk of receiving less than the original offering price at maturity if the basket stocks do not appreciate sufficiently during the term of the notes, (iii) understand that there is no assurance that they will receive the principal amount of their notes unless they hold them to maturity or unless we redeem the notes prior to maturity, (iv) understand that we may redeem the notes on any day from and after March 29, 2019 and (v) are willing to accept the credit risk of Wells Fargo & Company.

The notes are not designed for, and may not be a suitable investment for, investors who (i) prefer investments that provide for a return of the original offering price at maturity, (ii) seek a liquid investment or are unable or unwilling to hold the notes to maturity; (iii) are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page, (iv) are unwilling to accept the credit risk of Wells Fargo & Company or (v) prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the notes prior to maturity?

The market value of the notes may fluctuate between the date you purchase them and the maturity date. Several factors and their interrelationship will influence the market value of the notes, including the market prices of the basket stocks, the time remaining to maturity of the notes, interest and yield rates in the market and the volatilities of and correlation between the basket stocks. Depending on the impact of these factors, you may receive less than the original offering price of the notes in any sale of your notes. For more details, see “Risk Factors — The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.”

What is the role of the basket stock issuers in the notes?

The basket stock issuers have no obligations relating to the notes or amounts to be paid to you, including no obligation to take our needs or your needs into consideration for any reason. The basket stock issuers will not receive any of the proceeds of the offering of the notes, are not responsible for, and have not participated in, the offering of the notes and are not responsible for, and will not participate in, the determination or calculation of the amounts payable on the notes. We are not affiliated with the basket stock issuers.

How have the basket stocks performed historically?

You can find historical closing price information about each basket stock in the section entitled “The Basket — Historical Data” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the basket stocks in the recent past; however, past performance of the basket stocks is not indicative of how they will perform in the future.

What about taxes?

For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes, see “United States Federal Tax Considerations.”

Will the notes be listed on a stock exchange?

No, the notes will not be listed on any securities exchange or automated quotation system.

Are there any risks associated with my investment?

Yes, an investment in the notes is subject to significant risks. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page PS-7.

What is the estimated value of the notes?

The original offering price of each note of $1,100 includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date is less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes, as well as hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The estimated value of the notes is set forth on the cover page of this pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. As noted above, we determine the economic terms of the notes based upon an assumed funding rate that is generally lower than our secondary market rates. In contrast, in determining the estimated value of the notes, we value the debt component using a reference interest rate that generally tracks our secondary market rates. Because the reference interest rate is generally higher than the assumed funding rate, using the reference interest rate to value the debt component generally results in a lower estimated value for the debt component, which we believe more closely approximates a market valuation of the debt component than if we had used the assumed funding rate.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our Economic Interests Are Potentially Adverse to Your Interests.”

Valuation of the notes after issuance

The estimated value of the notes is not an indication of the price, if any, at which WFS or any other person may be willing to buy the notes from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the notes due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the settlement date or during the 5-month period following the settlement date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 5-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the notes, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the notes are held and to commercial pricing vendors. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the notes from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the notes at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the notes. As a result, if you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the notes from investors, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop.

RISK FACTORS

An investment in the notes is subject to the risks described below. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket stocks to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

You Will Incur A Loss On Your Investment In The Notes Unless The Basket Stocks Appreciate Significantly From Their Respective Initial Stock Prices.

Although you will receive at least the principal amount of your notes if you hold them to maturity, the original offering price of the notes is greater than the principal amount. Accordingly, you will incur a loss on your investment in the notes unless the basket stocks appreciate from the initial stock prices to such a degree that parity on the redemption determination date or, if we do not redeem the notes, on the final determination date exceeds not only the principal amount but also the original offering price. On the pricing date, parity is $904.977, which is significantly less than the original offering price of the notes. The aggregate value of the number of basket stocks equal to their respective share ratios must appreciate by at least approximately 21.55% from the pricing date in order for parity to be at least equal to the original offering price. If the basket stocks have not appreciated by at least that amount on the redemption determination date or, if we do not redeem the notes, on the final determination date, you will incur a loss on your investment in the notes. In addition, if we redeem the notes, you will not receive any accrued but unpaid interest upon such redemption.

The notes accrue interest at 0.125% on the principal amount per year. This interest rate is lower than the interest rate that we would pay on standard non-callable debt securities maturing at the same time as these notes. Even if the basket stocks appreciate sufficiently to enable you to earn a positive return on the notes on redemption or at maturity, your effective yield may nevertheless be less than the yield you would earn if you bought a standard senior debt security of Wells Fargo with the same issue price and the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

There Is No Assurance That You Will Receive The Principal Amount Unless You Hold Your Notes To Maturity.

You will be entitled under the notes to receive the principal amount only if you hold your notes to maturity (or earlier redemption). If you sell your notes at any time prior to maturity, you may receive significantly less than the principal amount of your notes. The term of the notes is five years.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

We Have The Right To Redeem The Notes Prior To Maturity For An Amount That May Result In A Loss On The Notes.

We have the right to redeem the notes beginning on March 29, 2019 for an amount per note equal to the greater of the principal amount of $1,000 and parity on the trading day immediately preceding the redemption notice date. The earliest possible day on which parity may be measured for purposes of determining the redemption amount is the trading day immediately preceding the tenth day prior to March 29, 2019, which is March 18, 2019. On the pricing date, both the principal amount and parity are significantly less than the original offering price of the notes. As a result, unless the basket experiences significant appreciation prior to (and continuing on and after) March 18, 2019, we will have the right, commencing on March 28, 2019, to redeem the notes for an amount that is significantly less than the amount you paid for them. Because of our redemption right, there is no assurance that you will receive a positive return on your investment in the notes unless the basket has appreciated sufficiently so that parity exceeds the original offering price by March 18, 2019 and remains above the original offering price continuously thereafter.

You Should Not Expect To Benefit From Any Appreciation Of The Basket That Occurs After Our Redemption Right Becomes Exercisable.

The earliest possible day on which parity may be measured for purposes of determining the redemption amount is the trading day immediately preceding the tenth day prior to March 29, 2019, which is March 18, 2019. Because of our redemption right, the relevant time frame for determining whether you will receive a positive return on the notes is not the period from the pricing date to the final determination date, but rather the period from the pricing date to March 18, 2019. You should not expect to benefit from any appreciation of the basket that occurs after that date. You should not expect the notes to remain outstanding after March 29, 2019 unless the basket is performing unfavorably from your perspective.

The Notes Will Underperform A Direct Investment In The Basket Stocks Except In Scenarios Where The Basket Stocks Depreciate Significantly Over The Term Of The Notes.

The notes offer the opportunity to participate in the appreciation of the basket only to the extent that parity exceeds the original offering price. Because parity on the pricing date is significantly less than the original offering price, the basket stocks must appreciate significantly before you will participate in any appreciation of the basket stocks, and then you will participate in the appreciation of the basket only to the extent that parity exceeds the original offering price. If the basket stocks appreciate, but not sufficiently so that parity exceeds the original offering price, you will incur a loss on the notes, even though a direct investment in the basket stocks would have resulted in a positive return. Even in scenarios where the basket depreciates moderately, the notes may underperform a direct investment in the basket stocks if the difference between the original offering price and the principal amount of the notes is less than the depreciation of the basket. Furthermore, your return on the notes will not reflect the return you would realize if you actually owned the basket stocks and received the dividends paid on the basket stocks.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the notes are subject to our creditworthiness, and you will have no ability to pursue the basket stocks for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

The Estimated Value Of The Notes On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Is Less Than The Original Offering Price.

The original offering price of the notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date is less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes, as well as hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Summary Information—What is the estimated value of the notes?” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the notes as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the notes will also be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the settlement date or during the 5-month period following the settlement date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 5-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement. If you hold your notes through an account or at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates, as discussed above under “Summary Information—What is the estimated value of the notes?”

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The market value of the notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the notes caused by another factor and that the effect of one factor may exacerbate the decrease in the market value of the notes caused by another factor. The following paragraphs describe factors, which we refer to as the “derivative component factors,” that are expected to affect the value of the notes, and the expected impact on the market value of the notes given a change in a specific factor, assuming all other conditions remain constant.

The market prices of the basket stocks are expected to affect the market value of the notes

We expect that the market value of the notes on any given date will depend substantially on the market prices of the basket stocks at that time relative to their initial stock prices and their performance relative to each other. If you choose to sell your notes when parity is not sufficiently above the initial basket value, you may have to sell them at a substantial discount compared to the original offering price. Decreases in the price of one basket stock may offset increases in the price of the other basket stock.

Changes in the volatilities of and correlation between the basket stocks are expected to affect the market value of the notes

Volatility is the term used to describe the size and frequency of price and/or market fluctuations. Correlation refers to the extent to which the basket stocks tend to fluctuate in the same direction and to a similar degree. If the volatility of either basket stock increases or decreases, or if the correlation between the basket stocks changes, the market value of the notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the market value of the notes

We expect that changes in interest rates, even if they do not affect the market prices of the basket stocks as described above, may affect the market value of the notes and may be adverse to holders of the notes.

The time remaining to maturity may affect the value of the notes

The value of the notes at any given time prior to maturity will likely be different from that which would be expected based on the then-current market prices of the basket stocks. This difference will most likely reflect a discount due to expectations and uncertainty concerning the market prices of the basket stocks during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the notes will approach the amount that could be payable at maturity based on the then-current market prices of the basket stocks.

In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates.

You Will Not Have Any Shareholder Rights.

Investing in the notes is not equivalent to investing in the basket stocks included in the basket. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket stocks included in the basket.

The Notes May Become Linked To The Common Stock Of Companies Other Than The Issuers Of The Basket Stocks.

Following certain corporate events relating to the basket stocks, such as a stock-for-stock merger where the issuer of a basket stock is not the surviving entity, the shares of a successor corporation to the issuer of such basket stock will be substituted for such basket stock for all purposes of the notes. Following certain other corporate events relating to a basket stock in which holders of shares of a basket stock would receive all of their consideration in cash and the surviving entity has no marketable securities outstanding or there is no surviving entity (including, but not limited to, a leveraged buyout or other going private transaction involving the issuer of such basket stock, or a liquidation of the issuer of such basket stock), the common stock of another company in the same industry group as the issuer of such basket stock will be substituted for such basket stock for all purposes of the notes. In the event of such a corporate event, the equity-linked nature of the notes would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section entitled “Specific Terms of the Notes — Adjustment Events.” The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the notes.

We Cannot Control Actions By The Basket Stock Issuers.

Actions by a basket stock issuer may have an adverse effect on the price of its stock, the value of the basket and the value of the notes. We are not affiliated with any basket stock issuer. The basket stock issuers are not involved in the offering of the notes and have no obligations with respect to the notes, including any obligation to take our interests or your interests into consideration for any reason. The basket stock issuers will not receive any of the proceeds of the offering of the notes made hereby and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. The basket stock issuers are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amounts payable on the notes.

We And Our Affiliates Have No Affiliation With The Basket Stock Issuers And Have Not Independently Verified Their Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the basket stock issuers. This pricing supplement relates only to the notes and does not relate to the basket stocks. The material provided herein concerning the basket stock issuers is derived from publicly available documents concerning such companies. Neither we nor the agent has participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of any basket stock issuer. Furthermore, neither we nor the agent knows whether the basket stock issuers have disclosed all events occurring before the date of this pricing supplement—including events that could affect the accuracy or completeness of the publicly available documents referred to above. Subsequent disclosure of any event of this kind or the disclosure of or failure to disclose material future events concerning the basket stock issuers could affect the value of the notes and the amount payable on the notes. You, as an investor in the notes, should make your own investigation into the basket stock issuers.

In addition, there can be no assurance that each of the basket stock issuers will continue to be subject to the reporting requirements of the Exchange Act and will distribute any reports, proxy statements, and other information required thereby to its shareholders. In the event that either of such basket stock issuers ceases to be subject to such reporting requirements and the notes continue to be outstanding, pricing information for the notes may be more difficult to obtain and the value and liquidity of the notes may be adversely affected. Neither we nor the agent are responsible for the public disclosure of information by the basket stock issuers, whether contained in filings with the SEC or otherwise.

You Have Limited Antidilution Protection.

The calculation agent will, in its sole discretion, adjust the share ratios for certain events affecting the basket stocks, such as stock splits and stock dividends, and certain other corporate actions involving the basket stock issuers, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the basket stocks. For example, the calculation agent is not required to make any adjustments to the share ratio if a basket stock issuer or anyone else makes a partial tender or partial exchange offer for a basket stock. Consequently, this could affect the market value of the notes. See “Specific Terms of the Notes—Adjustment Events” for a description of the general circumstances in which the calculation agent will make adjustments to the share ratio.

Historical Performance Of The Basket Stocks Should Not Be Taken As Indications Of Their Future Performance During The Term Of The Notes.

It is impossible to predict whether the market prices of the basket stocks will rise or fall. The basket stocks have performed differently in the past and are expected to perform differently in the future. The market prices of the basket stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the basket stock issuers. Accordingly, any historical performance of a basket stock does not provide an indication of the future performance of such basket stock. See “The Basket” for a description of the basket stock issuers and historical data on the basket stocks.

The Stated Maturity Date May Be Postponed If The Final Determination Date Is Postponed.

The final determination date will be postponed if the originally scheduled final determination date is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the final determination date. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the postponed final determination date.

Our Economic Interests Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below, we and our affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing we and they will have no obligation to consider your interests as an investor in the notes. Our affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

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We will exercise our rights under the notes without taking your interests into account.    We may redeem the notes at our option beginning on March 29, 2019. If we exercise our right to redeem the notes, we will do so at a time that is favorable for us, even if it is not in your interests for us to redeem the notes at such time.

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The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes.    WFS, which is our affiliate, will be the calculation agent for the notes. As calculation agent, WFS will determine the closing price of each basket stock on any applicable date of determination and may be required to make other determinations that affect the return you receive on the notes. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on the final determination date, which may result in postponement of the final determination date; determining the closing price of a basket stock affected by a market disruption event if the final determination date is postponed to the last day to which it may be postponed and such day is not a trading day or a market disruption event occurs on that day; determining the closing price of any basket stock if it is not otherwise available; adjusting the share ratio for a basket stock in certain circumstances; and if a replacement stock event occurs with respect to a basket stock, selecting a replacement stock to be substituted for such basket stock and making certain other adjustments to the terms of the notes. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and WFS’s determinations as calculation agent may adversely affect your return on the notes.

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The estimated value of the notes was calculated by our affiliate and is therefore not an independent third-party valuation.    WFS calculated the estimated value of the notes set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Risk Factors—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the notes set forth on the cover page of this pricing supplement is not an independent third-party valuation.

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Research reports by our affiliates may be inconsistent with an investment in the notes and may adversely affect the prices of the basket stocks.    Our affiliates may, at present or in the future, publish research reports on a basket stock or a basket stock issuer. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research reports on a basket stock or a basket stock issuer could adversely affect the price of such basket stock and, therefore, adversely affect the value of and your return on the notes. You are encouraged to derive information concerning the basket stocks from multiple sources and should not rely on the views expressed by us or our affiliates. In addition, any research reports on a basket stock or basket stock issuer published on or prior to the pricing date could result in an increase in the price of such basket stock on the pricing date, which would adversely affect investors in the notes by reducing the share ratios.

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Business activities of our affiliates with the basket stock issuers may adversely affect the prices of the basket stocks.    Our affiliates may, at present or in the future, engage in business with the basket stock issuers, including making loans to the basket stock issuers (including exercising creditors’ remedies with respect to such loans), making equity investments in the basket stock issuers or providing investment banking, asset management or other advisory services to the basket stock issuers. These business activities could adversely affect the price of the basket stocks and, therefore, adversely affect the value of and your return on the notes. In addition, in the course of these business activities, our affiliates may acquire non-

public information about the basket stock issuers. If our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

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Hedging activities by our affiliates may adversely affect the prices of the basket stocks.    We expect to hedge our obligations under the notes through one or more hedge counterparties, which may include our affiliates. Pursuant to such hedging activities, our hedge counterparty may acquire the basket stocks or listed or over-the-counter derivative or synthetic instruments related to the basket stocks. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in the basket stocks, or derivative or synthetic instruments related to the basket stocks, they may liquidate a portion of such holdings at or about the time of the redemption determination date or final determination date, as applicable. These hedging activities could potentially adversely affect the price of the basket stocks and, therefore, adversely affect the value of and your return on the notes.

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Trading activities by our affiliates may adversely affect the prices of the basket stocks.    Our affiliates may engage in trading in the basket stocks and other instruments relating to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the prices of the basket stocks and, therefore, adversely affect the value of and your return on the notes.

SPECIFIC TERMS OF THE NOTES

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series K,” that we may issue under the indenture from time to time as described in the accompanying prospectus. The notes are also “debt securities” as described in the accompanying prospectus supplement.

This pricing supplement summarizes specific terms that apply to the notes. Terms that apply generally to all Medium-Term Notes, Series K, are described in “Description of Notes” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and, if the terms described there are inconsistent with those described here, the terms described here are controlling.

References herein to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus supplement, under “Description of Notes – Book-Entry, Delivery and Form.”

We describe the terms of the notes in more detail below.

Interest

The notes will bear interest on the principal amount at the rate of 0.125% per annum, payable semi-annually on the 29th day of each March and September, commencing September 29, 2016 and ending on the stated maturity date (each, an “interest payment date”). See “Description of Notes—Interest and Principal Payments” and “Description of Notes—Fixed Rate Notes” in the prospectus supplement for a discussion of the manner in which interest on the notes will be calculated, accrued and paid. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.

Parity

On any trading day, “parity” equals the sum of the products of the closing price (or, with respect to the pricing date, the initial stock price) of each basket stock and its share ratio on such trading day. Parity on the pricing date (the “initial basket value”) is $904.977, which is less than the original offering price and the principal amount of the notes.

The “share ratio” for each basket stock on the pricing date is equal to (i) with respect to Celgene Corporation, 3.65809; with respect to Amgen Inc., 1.24305; with respect to Gilead Sciences, Inc., 2.00220; and with respect to Regeneron Pharmaceuticals, Inc., 0.49689; each of which is equal to (i) the initial basket value multiplied by the initial weighting of the applicable basket stock divided by (ii) the initial stock price of such basket stock. The “initial stock price” is (i) with respect to Celgene Corporation, $98.9563; (ii) with respect to Amgen Inc., $145.6058; (iii) with respect to Gilead Sciences, Inc., $90.3984; and (iv) with respect to Regeneron Pharmaceuticals, Inc., $364.2595; each based upon an intra-day price of such basket stock on the pricing date. The share ratio for each basket stock will remain constant for the term of the notes, subject to adjustment for certain corporate events relating to the issuer of that basket stock, including changes in dividend payments. See “Specific Terms of the Notes — Adjustment Events.”

Basket Stocks

The basket stocks are the four stocks set forth in the table below. The table also indicates the ticker symbol for each basket stock, the primary national securities exchange on which each basket stock is listed, the initial weighting of each basket stock in the basket, the share ratio for each basket stock, the initial stock price of each basket stock used to calculate its share ratio and the aggregate value of the shares of each basket stock contained in the basket based upon those initial stock prices.

Basket Stock Issuer	Ticker Symbol	Listing Exchange	Initial Weighting	Share ratio	Initial Stock Price	Aggregate Share Value
Celgene Corporation	CELG	NASDAQ Global Select Market	40.00%	3.65809	$98.9563	$361.991

Amgen Inc.	AMGN	NASDAQ Global Select Market	20.00%	1.24305	$145.6058	$180.995

Gilead Sciences, Inc.	GILD	NASDAQ Global Select Market	20.00%	2.00220	$90.3984	$180.995

Regeneron Pharmaceuticals, Inc.	REGN	NASDAQ Global Select Market	20.00%	0.49689	$364.2595	$180.995

Total			100.00%			$904.977

If, as a result of any event described under “ — Adjustment Events” below, the notes become linked to equity securities other than the shares of the basket stock issuers, “basket stock” shall include such other securities. For additional details on adjustments, see “ — Adjustment Events” below.

Basket

The basket is initially composed of the common stock of four companies, and consists of a number of shares of each basket stock equal to the share ratio with respect to such basket stock.

Payment at Stated Maturity

On March 29, 2021 (the “stated maturity date”), if we have not previously redeemed the notes, we will pay you for each note you hold an amount in cash equal to the greater of the principal amount of $1,000 and parity, as determined on the final determination date, plus any accrued but unpaid interest. If the final determination date is postponed, the stated maturity date will be postponed to the later of (i) March 29, 2021 and (ii) the third business day after the final determination date as postponed. If the stated maturity date is not a business day, the payment required to be made on the notes on the stated maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date.

The “final determination date” is March 22, 2021. If the originally scheduled final determination date is not a trading day, the final determination date will be postponed to the next succeeding trading day. The final determination date is also subject to postponement due to the occurrence of a market disruption event, as described below.

If a market disruption event occurs or is continuing with respect to a basket stock on the final determination date, such final determination date for such basket stock will be postponed to the first succeeding trading day on which a market disruption event for such basket stock has not occurred and is not continuing. If such first succeeding trading day has not occurred as of the eighth scheduled trading day after the scheduled final determination date, that eighth scheduled trading day shall be deemed the final determination date. If the final determination date has been postponed eight scheduled trading days after the scheduled final determination date and such eighth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing with respect to a basket stock on such eighth scheduled trading day, the calculation agent will determine the closing price of such basket stock on such eighth scheduled trading day using its good faith estimate of the closing price that would have prevailed for such basket stock on such date. Notwithstanding a postponement of the final determination date for a particular basket stock due to a market disruption event with respect to that basket stock, the originally scheduled final determination date will remain the final determination date for a basket stock not affected by a market disruption event.

If a market disruption event has occurred or is continuing on the final determination date, and such final determination date is postponed so that it falls less than three business days prior to the stated maturity date, the stated maturity date will be postponed to the third business day following the final determination date as postponed.

The term “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the principal trading market for each of the basket stocks (as determined by the calculation agent, in its sole discretion), the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the- counter market for equity securities in the United States.

Redemption Right

We may redeem the notes, in whole but not in part, for settlement on any day from and including March 29, 2019, to and including the stated maturity date, for an amount in cash per note equal to the greater of (i) the principal amount of $1,000 and (ii) parity determined by the calculation agent on the trading day prior to the redemption notice date (the “redemption determination date”).

If we redeem the notes, we will specify the redemption date in our notice of redemption. The redemption date will be 10 days following the day on which we give our notice of redemption (the “redemption notice date”), unless the 10th day following the redemption notice date is not a business day, in which case the redemption date will be the immediately following day that is a business day. If we redeem the notes, you will not receive any accrued but unpaid interest on the redemption date.

Closing Price

The closing price for one share of a basket stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

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if the basket stock (or any such other security) is listed or admitted to trading on a national securities exchange, the official closing price on such day published by the principal United States securities exchange registered under the Exchange Act on which the basket stock (or any such other security) is listed or admitted to trading;

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if the basket stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the basket stock (or any such other security) is listed or admitted to trading on any national securities exchange but the official closing price is not available pursuant to the preceding sentence, then the closing price for one share of the basket stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board on such day.

If the official closing price or the last reported sale price, as applicable, for the basket stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price per share for any trading day will be the mean, as determined by the calculation agent, of the bid price for the basket stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board Service” will include any successor service thereto or, if the OTC Bulletin Board Service is discontinued and there is no successor service thereto, the OTC Reporting Facility operated by FINRA.

Market Disruption Event

A market disruption event means the occurrence or existence of any of the following events:

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a suspension, absence or material limitation of trading in any basket stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

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a suspension, absence or material limitation of trading in option or futures contracts relating to any basket stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

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any basket stock does not trade on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or what was the primary market for the basket stock, as determined by the calculation agent in its sole discretion; or

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any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect.

The following events will not be market disruption events:

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a limitation on the hours or number of days of trading in a basket stock in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•	a decision to permanently discontinue trading in the option or futures contracts relating to a basket stock.

For this purpose, a “suspension, absence or material limitation of trading” in the applicable market will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a “suspension, absence or material limitation of trading” in the applicable market for any basket stock or option or futures contracts relating to any basket stock, as applicable, by reason of any of:

•	a price change exceeding limits set by that market;

•	an imbalance of orders relating to that basket stock or those contracts; or

•	a disparity in bid and asked quotes relating to that basket stock or those contracts will constitute a “suspension, absence or material limitation of trading” in that basket stock or those contracts, as the case may be, in the applicable market.

Events of Default and Acceleration

In case an event of default with respect to any notes has occurred and is continuing, the amount payable to a beneficial owner of a note upon any acceleration permitted by the notes, with respect to each $1,000 principal amount of each note, will be equal to the greater of (i) the principal amount of $1,000 and (ii) parity determined by the calculation agent on the date of acceleration. If a bankruptcy proceeding is commenced in respect of Wells Fargo, the claim of the beneficial owner of a note may be limited to a lesser amount.

In case of default in payment of the notes, whether at their maturity or upon redemption or acceleration, the notes will not bear a default interest rate.

Adjustment Events

The share ratios of the basket stocks are subject to adjustment by the calculation agent as a result of the dilution and reorganization events described in this section. The adjustments described below do not cover all events that could affect the basket stocks and, consequently, the value of your notes, such as a tender or exchange offer by a basket stock issuer for a basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of a basket stock. We describe the risks relating to dilution above under “Risk Factors — You Have Limited Antidilution Protection.”

How adjustments will be made

If one of the events described below occurs with respect to any basket stock and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of such basket stock, the calculation agent will calculate a corresponding adjustment to the share ratio for such basket stock as the calculation agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share ratio for such basket stock will be adjusted by the calculation agent by multiplying the existing share ratio by a fraction whose numerator is the number of shares of such basket stock outstanding immediately after the stock split and whose denominator is the number of shares of such basket stock outstanding immediately prior to the stock split. Consequently, the share ratio will be adjusted to double the prior share ratio, due to the corresponding decrease in the market price of such basket stock. Adjustments will be made for events with an effective date or ex-dividend date, as applicable, from but excluding the pricing date to and including the redemption determination date or the final determination date, as applicable (the “adjustment period”).

The calculation agent will also determine the effective date of that adjustment, and the replacement of the basket stock, if applicable, in the event of a consolidation or merger or certain other events in respect of the basket stock issuer. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee and the paying agent, stating the adjustment to the share ratio with respect to such basket stock. In no event, however, will an antidilution adjustment to the share ratio during the term of the notes be deemed to change the principal amount per note.

If more than one event requiring adjustment occurs with respect to a basket stock, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the calculation agent will adjust the share ratio for the second event, applying the required adjustment to the share ratio of any such basket stock as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the share ratio unless the adjustment would result in a change to the share ratio of any such basket stock then in effect of at least 0.10%. The share ratio with respect to such basket stock resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your notes that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.

If any of the adjustments specified below is required to be made with respect to an amount or value of any cash or other property that is distributed by any basket stock issuer organized outside the United States, such amount or value will be converted to U.S. dollars, as applicable, and will be reduced by any applicable foreign withholding taxes that would apply to such distribution if such distribution were paid to a U.S. person that is eligible for the benefits of an applicable income tax treaty, if any, between the United States and the jurisdiction of organization of such basket stock issuer, as determined by the calculation agent, in its sole discretion.

No adjustments will be made for certain other events, such as offerings of common stock by any basket stock issuer for cash or in connection with the occurrence of a partial tender or exchange offer for any basket stock by the issuer of such basket stock or any other person.

Ordinary Dividend Adjustments

In addition to any adjustments to the share ratio described elsewhere in this section, the share ratio for each basket stock will be adjusted for changes (whether positive or negative) in the regular quarterly cash dividend payable to holders of such basket stock relative to its base quarterly dividend (as defined below). If the issuer of a basket stock pays a regular quarterly cash dividend for which the ex-dividend date is within the adjustment period and the amount of such regular quarterly cash dividend (the “current quarterly dividend”) differs from the base quarterly dividend payable to holders of such basket stock, the share ratio with respect to such basket stock will be adjusted (an “ordinary dividend adjustment”) on such ex-dividend date so that the new share ratio will equal the prior share ratio multiplied by the ordinary dividend adjustment factor. If the issuer of a basket stock with a positive base quarterly dividend (as specified below) declares that it will pay no dividend in any quarter, other than in connection with a payment period adjustment as discussed below, an adjustment will be made in accordance with this paragraph on the date determined by the calculation agent that, but for the discontinuation of the regular quarterly cash dividend in such quarter, would have been the ex-dividend date in such quarter, corresponding to the ex-dividend date in the immediately prior dividend payment period during which a regular quarterly cash dividend was paid (or, if such date is not a trading day, the next day that is a trading day). If a reorganization event occurs, no ordinary dividend adjustment will be made in respect of any new stock (other than spin-off stock), successor stock or replacement stock (each as defined below).

The “ordinary dividend adjustment factor” will equal a fraction, the numerator of which is the closing price of such basket stock on the trading day preceding the ex-dividend date for the payment of the current quarterly dividend (such closing price, the “ordinary dividend base closing price”), and the denominator of which equals the ordinary dividend base closing price of such basket stock on the trading day preceding the ex-dividend date minus the dividend differential. If the dividend differential is negative (because the current quarterly dividend is less than the base quarterly dividend), then the ordinary dividend adjustment factor will be less than 1, and the corresponding adjustment to the share ratio will result in a reduction of the share ratio.

The “dividend differential” equals the amount of the current quarterly dividend minus the base quarterly dividend.

The “base quarterly dividend” means (i) with respect to Celgene Corporation, a quarterly dividend of $0.00 per share; with respect to Amgen Inc., a quarterly dividend of $1.00 per share; with respect to Gilead Sciences, Inc., a quarterly dividend of $0.43 per share; and with respect to Regeneron Pharmaceuticals, Inc., a quarterly dividend of $0.00 per share; provided that (x) if there occurs any corporate event with respect to a basket stock that requires an adjustment to such basket stock’s share ratio as described in this section “Adjustment Events” or (y) if a basket stock effects a change in the periodicity of its dividend payments (e.g., from quarterly payments to semi-annual payments) (a “payment period adjustment”), then in each case the calculation agent will make an appropriate adjustment to the base quarterly dividend with respect to the applicable basket stock with a view to offsetting, to the extent practical, any change in your economic position relative to the notes that results solely from that event, and references in this section to a quarter or a quarterly dividend shall be deemed to refer instead to such other period or periodic dividend, as appropriate. In the event of a spin-off with respect to any basket stock, the base quarterly dividend for such basket stock will remain unchanged and the base quarterly dividend with respect to the spin-off stock will be $0.00 per share.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If any basket stock is subject to a stock split or a reverse stock split, then once the split has become effective the calculation agent will adjust the share ratio with respect to such basket stock to equal the product of the prior share ratio of such basket stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such basket stock.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If any basket stock is subject to a stock dividend payable in shares of such basket stock that is given ratably to all holders of shares of such basket stock, then once the dividend has become effective the calculation agent will adjust the share ratio for such basket stock on the ex-dividend date to equal the sum of the prior share ratio for such basket stock and the product of:

•	the number of shares issued with respect to one share of such basket stock, and

•	the prior share ratio for such basket stock.

The “ex-dividend date” for any dividend or other distribution is the first day on and after which such basket stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

The share ratio will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to any basket stock, other than:

•	ordinary dividend adjustments described above,

•	stock dividends described above,

•	issuances of transferable rights and warrants as described in “ — Transferable Rights and Warrants” below,

•	distributions that are spin-off events described in “ — Reorganization Events” below, and

•	extraordinary dividends described below.

An “extraordinary dividend” means each of (a) the full amount per share of a basket stock of any cash dividend or special dividend or distribution that is identified by issuer of a basket stock as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by issuer of a basket stock as an extraordinary or special dividend or distribution) distributed per share of such basket stock over the immediately preceding cash dividend or other cash distribution, if any, per share of such basket stock that did not include an extraordinary dividend (as adjusted for any subsequent corporate event requiring an adjustment as described in this section, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5.00% of the closing price of such basket stock on the trading day preceding the ex-dividend date for the payment of such cash dividend or other cash distribution (such closing price, the “extraordinary dividend base closing price”) and (c) the full cash value of any non-cash dividend or distribution per share of a basket stock (excluding marketable securities, as defined below).

If any basket stock is subject to an extraordinary dividend, then once the extraordinary dividend has become effective the calculation agent will adjust the share ratio for such basket stock on the ex-dividend date to equal the product of:

•	the prior share ratio for such basket stock, and

•

a fraction, the numerator of which is the extraordinary dividend base closing price of such basket stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the extraordinary dividend base closing price of such basket stock on the trading day preceding the ex-dividend date exceeds the extraordinary dividend.

Notwithstanding anything herein, the initiation by the issuer of a basket stock of an ordinary dividend on such basket stock or any announced increase in the ordinary dividend on such basket stock will not constitute an extraordinary dividend requiring an adjustment.

To the extent an extraordinary dividend is not paid in cash or is paid in a currency other than U.S. dollars, the value of the non-cash component or non-U.S. currency will be determined by the calculation agent, in its sole discretion. A distribution on a basket stock that is a dividend payable in shares of basket stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of shares of a basket stock only as described in “—Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of a basket stock issues transferable rights or warrants to all holders of such basket stock to subscribe for or purchase such basket stock at an exercise price per share that is less than the closing price of such basket stock on the trading day before the ex-dividend date for the issuance, then the share ratio for such basket stock will be adjusted to equal the product of:

•	the prior share ratio for such basket stock, and

•

a fraction, (1) the numerator of which will be the number of shares of such basket stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of such basket stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of such basket stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of such basket stock (referred to herein as the “additional shares”) that the aggregate offering price of the total number of shares of such basket stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the trading day before the ex-dividend date for the issuance.

The number of additional shares will be equal to:

•

the product of (1) the total number of additional shares of such basket stock offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by

•	the closing price of such basket stock on the trading day before the ex-dividend date for the issuance.

If the number of shares of the basket stock actually delivered in respect of the rights or warrants differs from the number of shares of the basket stock offered in respect of the rights or warrants, then the share ratio for such basket stock will promptly be readjusted to the share ratio for such basket stock that would have been in effect had the adjustment been made on the basis of the number of shares of the basket stock actually delivered in respect of the rights or warrants.

Reorganization Events

Each of the following is a reorganization event:

•	a basket stock is reclassified or changed (other than in a stock split or reverse stock split),

•

the issuer of a basket stock has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of such basket stock are exchanged for or converted into other property,

•	a statutory share exchange involving outstanding shares of a basket stock and the securities of another entity occurs, other than as part of an event described above,

•	a basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•

a basket stock issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer), or

•

the issuer of a basket stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of such basket stock.

Adjustments for Reorganization Events

If a reorganization event occurs with respect to a basket stock issuer, then the calculation agent will adjust the applicable share ratio to reflect the amount and type of property or properties—whether cash, securities, other property or a combination thereof—that a holder of one share of the applicable basket stock would have been entitled to receive in relation to the reorganization event. We refer to this new property as the “reorganization property.”

Reorganization property can be classified into two categories:

•

an equity security listed on a national securities exchange, which we refer to generally as a “marketable security” and, in connection with a particular reorganization event, “new stock,” which may include any tracking stock, any stock received in a spin-off (“spin-off stock”) or any marketable security received in exchange for the basket stock; and

•

cash and any other property, assets or securities other than marketable securities (including equity securities that are not listed, that are traded over the counter or that are listed on a non-U.S. securities exchange), which we refer to as “non-stock reorganization property.”

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of the reorganization property. For purposes of valuing any new stock, the calculation agent will use the closing price of the security on the relevant trading day. The calculation agent will value non-stock reorganization property in any manner it determines, in its sole discretion, to be appropriate. In connection with a reorganization event in which reorganization property includes new stock, for the purpose of determining the share ratio for any new stock as described below, the term “new stock reorganization ratio” means the product of (i) the number of shares of the new stock received with respect to one share of the applicable basket stock and (ii) the share ratio for such basket stock on the trading day immediately prior to the effective date of the reorganization event.

If a holder of shares of the applicable basket stock may elect to receive different types or combinations of types of reorganization property in the reorganization event, the reorganization property will consist of the types and amounts of each type distributed to a holder of shares of such basket stock that makes no election, as determined by the calculation agent in its sole discretion.

If any reorganization event occurs with respect to a basket stock issuer, then on and after the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) the term “basket stock” in this pricing supplement will be deemed to mean the following in respect of the applicable original basket stock, and for each share of basket stock, new stock and/or replacement stock so deemed to constitute basket stock, the applicable share ratio will be equal to the applicable number indicated:

(a)	if the basket stock continues to be outstanding:

(1)

that basket stock (if applicable, as reclassified upon the issuance of any tracking stock) at the share ratio in effect for that basket stock on the trading day immediately prior to the effective date of the reorganization event; and

(2)	if the reorganization property includes new stock, a number of shares of new stock equal to the new stock reorganization ratio;

provided that, if any non-stock reorganization property is received in the reorganization event, the results of (a)(1) and (a)(2) above will each be multiplied by the “gross-up multiplier,” which will be equal to a fraction, the numerator of which is the closing price of the basket stock on the trading day immediately prior to the effective date of the reorganization event and the denominator of which is the amount by which such closing price of the basket stock exceeds the value of the non-stock reorganization property received per share of basket stock as determined by the calculation agent as of the close of trading on such trading day; or

(b)	if the basket stock is surrendered for reorganization property:

(1)

that includes new stock, a number of shares of new stock equal to the new stock reorganization ratio; provided that, if any non-stock reorganization property is received in the reorganization event, such number will be multiplied by the gross-up multiplier; or

(2)	that consists exclusively of non-stock reorganization property:

(i)

if the surviving entity has marketable securities outstanding following the reorganization event and either (A) such marketable securities were in existence prior to such reorganization event or (B) such marketable securities were exchanged for previously outstanding marketable securities of the surviving entity or its predecessor (“predecessor stock”) in connection with such reorganization event (in either case of (A) or (B), the “successor stock”), a number of shares of the successor stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event equal to the share ratio in effect for the basket stock on the trading day immediately prior to the effective date of such reorganization event multiplied by a fraction, the numerator of which is the value of the non-stock reorganization property per share of the basket stock on such trading day and the denominator of which is the closing price of the successor stock on such trading day (or, in the case of predecessor stock, the closing price of the predecessor stock multiplied by the number of shares of the successor stock received with respect to one share of the predecessor stock); or

(ii)

if the surviving entity does not have marketable securities outstanding, or if there is no surviving entity (in each case, a “replacement stock event”), a number of shares of replacement stock (selected as defined below) with an aggregate value on the effective date of such reorganization event equal to the value of the non-stock reorganization property multiplied by the share ratio in effect for the basket stock on the trading day immediately prior to the effective date of such reorganization event.

If a reorganization event occurs with respect to the shares of a basket stock and the calculation agent adjusts the share ratio of such basket stock to reflect the reorganization property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the reorganization property, or any component of the reorganization property, comprising the new share ratio. The calculation agent will do so to the same extent that it would make adjustments if the shares of such basket stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of such basket stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of such basket stock.

For purposes of adjustments for reorganization events, in the case of a consummated tender or exchange offer or going-private transaction involving reorganization property of a particular type, reorganization property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such reorganization property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to reorganization property in which an offeree may elect to receive cash or other property, reorganization property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Replacement Stock Events

Following the occurrence of a replacement stock event described in paragraph (b)(2)(ii) above or in “—Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility” below, the amount of cash payable on each note upon redemption or at maturity will be determined by reference to a replacement stock and a share ratio (subject to any further antidilution adjustments) for such replacement stock as determined in accordance with the following paragraphs.

The “replacement stock” will be the stock having the closest “option period volatility” to the basket stock among the stocks that then comprise the replacement stock selection index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same GICS Code (as defined below) as issuer of such basket stock; provided, however, that a replacement stock will not include (i) any stock that is subject to a trading restriction under the trading restriction policies of Wells Fargo, the hedging counterparties of Wells Fargo or any of their affiliates that would materially limit the ability of Wells Fargo, the hedging counterparties of Wells Fargo or any of their affiliates to hedge the notes with respect to such stock or (ii) any stock for which the aggregate number of shares to be referenced (equal to the product of (a) the share ratio that would be in effect immediately after selection of such stock as the replacement stock and (b) the number of the notes outstanding) exceeds 25% of the ADTV (as defined in Rule 100(b) of Regulation M under the Exchange Act) for such stock as of the effective date of the replacement stock event (an “excess ADTV stock”).

If a replacement stock is selected in connection with a reorganization event, the share ratio with respect to such replacement stock will be equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the effective date of such reorganization event, equal to the product of (a) the value of the non-stock reorganization property received per share of the basket stock and (b) the share ratio in effect for such basket stock on the trading day immediately prior to the effective date of such reorganization event. If replacement stock is selected in connection with an ADS termination event (as defined below), the share ratio with respect to such replacement stock will be equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the change date (as defined below), equal to the product of (x) the closing price of the basket stock on the change date and (y) the share ratio in effect for such basket stock on the trading day immediately prior to the change date.

The “option period volatility” means, in respect of any trading day, the volatility (calculated by referring to the closing price of the basket stock on its primary exchange) for a period equal to the 125 trading days immediately preceding the announcement date of the reorganization event, as determined by the calculation agent.

“GICS Code” means the Global Industry Classification Standard (“GICS”) sub-industry code assigned to the basket stock issuer; provided, however, if (i) there is no other stock in the replacement stock selection index in the same GICS sub-industry or (ii) a replacement stock (a) for which there is no trading restriction and (b) that is not an excess ADTV stock cannot be identified from the replacement stock selection index in the same GICS sub-industry, the GICS Code will mean the GICS industry code assigned to such basket stock issuer. If no GICS Code has been assigned to such basket stock issuer, the applicable GICS Code will be determined by the calculation agent to be the GICS sub-industry code assigned to companies in the same sub-industry (or, subject to the proviso in the preceding sentence, industry, as applicable) as such basket stock issuer at the time of the relevant replacement stock event.

The “replacement stock selection index” means the S&P 500® Index.

Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility.    If a basket stock is an ADS and such basket stock is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by the FINRA, or if the American depositary receipt facility between the issuer of such basket stock and the depositary is terminated for any reason (each, an “ADS termination event”), then, on the last trading day on which such basket stock is listed or admitted to trading or the last trading day immediately prior to the date of such termination, as applicable (the “change date”), a replacement stock event shall be deemed to occur.

THE BASKET

The basket is an unequally weighted basket of stocks consisting of shares of the common stocks of the following four companies: Celgene Corporation; Amgen Inc.; Gilead Sciences, Inc.; and Regeneron Pharmaceuticals, Inc.

The Basket Stock Issuers

Provided below are brief descriptions of the basket stock issuers obtained from publicly available information published by the basket stock issuers.

Celgene Corporation

Celgene Corporation has disclosed that it is a biopharmaceutical company engaged primarily in the discovery, development and commercialization of therapies for the treatment of cancer and inflammatory diseases. The principal U.S. exchange on which the common stock of Celgene Corporation is listed is the NASDAQ Global Select Market, where it trades under the ticker symbol “CELG.”

Amgen, Inc.

Amgen, Inc. has disclosed that it is a biotechnology company that discovers, develops and manufactures human therapeutics. The principal U.S. exchange on which the common stock of Amgen, Inc. is listed is the NASDAQ Global Select Market, where it trades under the ticker symbol “AMGN.”

Gilead Sciences, Inc.

Gilead Sciences, Inc. has disclosed that it is a research-based biopharmaceutical company that discovers, develops and commercializes medicines for life-threatening diseases. The principal U.S. exchange on which the common stock of Gilead Sciences is listed is the NASDAQ Global Select Market, where it trades under the ticker symbol “GILD.”

Regeneron Pharmaceuticals, Inc.

Regeneron Pharmaceuticals, Inc. has disclosed that it is a biopharmaceutical company that discovers, invents, develops, manufactures and commercializes medicines for the treatment of serious medical conditions. The principal U.S. exchange on which the common stock of Regeneron Pharmaceuticals, Inc. is listed is the NASDAQ Global Select Market, where it trades under the ticker symbol “CELG.”

Each of the basket stocks is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Room, 100 F Street, NE, Washington, DC 20549. Copies of this material can also be obtained from the Office of Investor Education and Advocacy of the SEC, at prescribed rates. In addition, information filed by the basket stock issuers with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

Information filed with the SEC by the basket stock issuers under the Exchange Act can be located by reference to its SEC file numbers: Celgene Corporation, 001-34912; Amgen Inc., 000-12477; Gilead Sciences, Inc., 000-19731; and Regeneron Pharmaceuticals, Inc., 000-19034. Information about the basket stocks may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from the basket stock issuers’ respective websites.

This pricing supplement relates only to the notes offered hereby and does not relate to the basket stocks or other securities of the basket stock issuers. In connection with the issuance of the notes, neither we nor the agent has participated in the preparation of either basket stock issuer’s public filings or made any due diligence inquiry with respect to either basket stock issuer. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of such public filings or other publicly available information) that would affect the trading price of either basket stock (and therefore the price of such common stock at the time we priced the notes)

have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning either basket stock issuer could affect the value received on redemption or at maturity of the notes.

The basket stock issuers are not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes. We, the agent and our affiliates may at present, or from time to time in the future, engage in business with the basket stock issuers, including extending loans to (and exercising creditors’ remedies with respect to such loans), or making equity investments in, the basket stock issuers, and in the course of such business, we, the agent or our affiliates may have obtained or may in the future obtain material non-public information regarding the basket stock issuers, or any affiliate of the basket stock issuers, and none of we, the agent or any such affiliate undertakes to disclose any such information to purchasers of the notes. We, the agent and our affiliates from time to time may publish research reports with respect to the basket stocks. Such research reports may or may not recommend that investors buy or hold the basket stocks. We, the agent and our affiliates do not undertake to inform purchasers of the notes of any changes (positive or negative) to the recommendations contained in future research reports.

None of we, the agent or any of our affiliates makes any representation to you as to the performance of the basket stocks.

Historical Data

The following table sets forth the high, low and period-end closing prices for Celgene Corporation for each calendar quarter in the period from January 1, 2006 through December 31, 2015 and for the period from January 1, 2016 to March 21, 2016. The closing prices listed below were obtained from Bloomberg LP, without independent verification. The historical closing prices of the basket stock should not be taken as indications of future performance, and no assurance can be given that the price of the basket stock will not decrease.

	Celgene Corporation
	High	Low	Period-End
2006
First Quarter	$22.11	$16.22	$22.11
Second Quarter	$23.72	$18.30	$23.72
Third Quarter	$24.46	$20.29	$21.65
Fourth Quarter	$29.81	$21.18	$28.77
2007
First Quarter	$29.02	$25.10	$26.23
Second Quarter	$32.99	$26.90	$28.67
Third Quarter	$36.10	$28.35	$35.66
Fourth Quarter	$37.59	$23.11	$23.11
2008
First Quarter	$30.91	$23.15	$30.65
Second Quarter	$32.82	$28.45	$31.94
Third Quarter	$38.51	$28.00	$31.64
Fourth Quarter	$32.62	$23.63	$27.64
2009
First Quarter	$28.25	$19.98	$22.20
Second Quarter	$24.17	$19.01	$23.92
Third Quarter	$28.90	$23.01	$27.95
Fourth Quarter	$28.66	$25.11	$27.84
2010
First Quarter	$32.51	$27.39	$30.98
Second Quarter	$31.70	$25.41	$25.41
Third Quarter	$29.23	$24.51	$28.81
Fourth Quarter	$31.48	$27.78	$29.57
2011
First Quarter	$30.01	$24.75	$28.77
Second Quarter	$30.48	$27.68	$30.16
Third Quarter	$32.78	$25.93	$30.96
Fourth Quarter	$34.01	$30.11	$33.80
2012

	Celgene Corporation
	High	Low	Period-End
First Quarter	$39.25	$33.61	$38.76
Second Quarter	$40.15	$29.73	$32.08
Third Quarter	$38.64	$31.48	$38.20
Fourth Quarter	$41.04	$35.65	$39.36
2013
First Quarter	$57.96	$40.55	$57.96
Second Quarter	$65.09	$56.10	$58.46
Third Quarter	$77.31	$59.46	$76.97
Fourth Quarter	$85.39	$72.23	$84.48
2014
First Quarter	$85.97	$69.65	$69.80
Second Quarter	$86.80	$68.45	$85.88
Third Quarter	$96.21	$83.13	$94.78
Fourth Quarter	$118.68	$86.38	$111.86
2015
First Quarter	$128.50	$110.51	$115.28
Second Quarter	$120.34	$107.54	$115.74
Third Quarter	$139.01	$104.79	$108.17
Fourth Quarter	$127.20	$106.55	$119.76
2016
January 1, 2016 to March 21, 2016	$117.96	$96.69	$101.14

The following table sets forth the high, low and period-end closing prices for Amgen Inc. for each calendar quarter in the period from January 1, 2006 through December 31, 2015 and for the period from January 1, 2016 to March 21, 2016. The closing prices listed below were obtained from Bloomberg LP, without independent verification. The historical closing prices of the basket stock should not be taken as indications of future performance, and no assurance can be given that the price of the basket stock will not decrease.

	Amgen Inc.
	High	Low	Period-End
2006
First Quarter	$80.36	$71.01	$72.75
Second Quarter	$72.86	$63.94	$65.23
Third Quarter	$72.14	$63.92	$71.53
Fourth Quarter	$76.50	$68.31	$68.31
2007
First Quarter	$75.85	$55.72	$55.88
Second Quarter	$65.10	$53.68	$55.29
Third Quarter	$57.16	$49.01	$56.57
Fourth Quarter	$58.20	$46.44	$46.44
2008
First Quarter	$48.14	$39.97	$41.78
Second Quarter	$47.16	$41.49	$47.16
Third Quarter	$65.89	$48.64	$59.27
Fourth Quarter	$61.55	$47.57	$57.75
2009
First Quarter	$59.65	$46.27	$49.52
Second Quarter	$53.11	$45.11	$52.94
Third Quarter	$64.42	$51.47	$60.23
Fourth Quarter	$61.83	$52.12	$56.57
2010
First Quarter	$60.12	$55.71	$59.76
Second Quarter	$61.14	$50.36	$52.60
Third Quarter	$56.32	$50.93	$55.11
Fourth Quarter	$57.96	$52.69	$54.90
2011

	Amgen Inc.
	High	Low	Period-End
First Quarter	$57.31	$50.95	$53.45
Second Quarter	$61.17	$53.08	$58.35
Third Quarter	$58.30	$48.27	$54.95
Fourth Quarter	$64.74	$53.90	$64.21
2012
First Quarter	$69.84	$63.76	$67.99
Second Quarter	$73.04	$65.59	$73.04
Third Quarter	$84.84	$73.85	$84.32
Fourth Quarter	$90.16	$83.99	$86.32
2013
First Quarter	$102.51	$82.07	$102.51
Second Quarter	$113.34	$94.60	$98.66
Third Quarter	$117.60	$95.81	$111.94
Fourth Quarter	$118.61	$106.28	$114.16
2014
First Quarter	$127.47	$113.48	$123.34
Second Quarter	$126.07	$110.29	$118.37
Third Quarter	$144.01	$115.39	$140.46
Fourth Quarter	$171.64	$130.45	$159.29
2015
First Quarter	$170.10	$150.01	$159.85
Second Quarter	$169.17	$151.60	$153.52
Third Quarter	$176.59	$132.24	$138.32
Fourth Quarter	$164.58	$140.23	$162.33
2016
January 1, 2016 to March 21, 2016	$158.34	$140.90	$147.01

The following table sets forth the high, low and period-end closing prices for Gilead Sciences, Inc. for each calendar quarter in the period from January 1, 2006 through December 31, 2015 and for the period from January 1, 2016 to March 21, 2016. The closing prices listed below were obtained from Bloomberg LP, without independent verification. The historical closing prices of the basket stock should not be taken as indications of future performance, and no assurance can be given that the price of the basket stock will not decrease.

	Gilead Sciences, Inc.
	High	Low	Period-End
2006
First Quarter	$15.94	$13.68	$15.56
Second Quarter	$16.29	$13.44	$14.79
Third Quarter	$17.18	$14.75	$17.18
Fourth Quarter	$17.44	$15.54	$16.23
2007
First Quarter	$19.13	$15.68	$19.13
Second Quarter	$21.06	$19.13	$19.39
Third Quarter	$20.56	$17.84	$20.44
Fourth Quarter	$23.87	$20.61	$23.01
2008
First Quarter	$25.77	$21.46	$25.77
Second Quarter	$28.32	$24.98	$26.48
Third Quarter	$28.55	$21.22	$22.79
Fourth Quarter	$25.67	$18.74	$25.57
2009
First Quarter	$26.40	$21.86	$23.16
Second Quarter	$24.19	$20.72	$23.42
Third Quarter	$24.91	$22.12	$23.29
Fourth Quarter	$23.75	$21.28	$21.64
2010

	Gilead Sciences, Inc.
	High	Low	Period-End
First Quarter	$24.73	$21.63	$22.74
Second Quarter	$23.18	$16.46	$17.14
Third Quarter	$18.26	$15.93	$17.81
Fourth Quarter	$20.17	$17.68	$18.12
2011
First Quarter	$21.26	$18.29	$21.22
Second Quarter	$21.41	$19.42	$20.71
Third Quarter	$21.61	$17.67	$19.40
Fourth Quarter	$21.40	$18.13	$20.47
2012
First Quarter	$28.01	$20.93	$24.43
Second Quarter	$26.36	$22.70	$25.64
Third Quarter	$33.89	$25.33	$33.17
Fourth Quarter	$38.17	$32.43	$36.73
2013
First Quarter	$48.93	$37.49	$48.93
Second Quarter	$56.41	$47.20	$51.21
Third Quarter	$64.32	$51.66	$62.84
Fourth Quarter	$75.20	$58.90	$75.15
2014
First Quarter	$83.95	$68.55	$70.86
Second Quarter	$83.02	$65.48	$82.91
Third Quarter	$109.43	$85.07	$106.45
Fourth Quarter	$114.22	$89.45	$94.26
2015
First Quarter	$107.18	$94.91	$98.13
Second Quarter	$122.21	$97.72	$117.08
Third Quarter	$119.60	$94.80	$98.19
Fourth Quarter	$110.96	$97.54	$101.19
2016
January 1, 2016 to March 21, 2016	$100.30	$82.71	$92.67

The following table sets forth the high, low and period-end closing prices for Regeneron Pharmaceuticals, Inc. for each calendar quarter in the period from January 1, 2006 through December 31, 2015 and for the period from January 1, 2016 to March 21, 2016. The closing prices listed below were obtained from Bloomberg LP, without independent verification. The historical closing prices of the basket stock should not be taken as indications of future performance, and no assurance can be given that the price of the basket stock will not decrease.

	Regeneron Pharmaceuticals, Inc.
	High	Low	Period-End
2006
First Quarter	$18.00	$14.99	$16.63
Second Quarter	$15.96	$11.42	$12.82
Third Quarter	$16.93	$11.12	$15.69
Fourth Quarter	$24.28	$15.64	$20.07
2007
First Quarter	$22.74	$18.37	$21.62
Second Quarter	$28.60	$17.68	$17.92
Third Quarter	$21.27	$13.66	$17.80
Fourth Quarter	$24.65	$16.99	$24.15
2008

	Regeneron Pharmaceuticals, Inc.
	High	Low	Period-End
First Quarter	$24.77	$16.12	$19.19
Second Quarter	$21.47	$13.82	$14.44
Third Quarter	$23.07	$13.35	$21.83
Fourth Quarter	$22.82	$13.76	$18.36
2009
First Quarter	$19.92	$12.05	$13.86
Second Quarter	$18.23	$12.41	$17.92
Third Quarter	$23.11	$16.29	$19.30
Fourth Quarter	$24.74	$15.05	$24.18
2010
First Quarter	$30.46	$23.77	$26.49
Second Quarter	$30.28	$22.32	$22.32
Third Quarter	$27.40	$20.79	$27.40
Fourth Quarter	$33.69	$24.49	$32.83
2011
First Quarter	$44.94	$32.61	$44.94
Second Quarter	$67.05	$42.70	$56.71
Third Quarter	$72.19	$44.96	$58.20
Fourth Quarter	$66.00	$49.81	$55.43
2012
First Quarter	$119.96	$56.43	$116.62
Second Quarter	$140.01	$110.66	$114.22
Third Quarter	$152.66	$112.77	$152.66
Fourth Quarter	$187.74	$137.66	$171.07
2013
First Quarter	$183.77	$158.42	$176.40
Second Quarter	$282.80	$178.51	$224.88
Third Quarter	$312.87	$227.65	$312.87
Fourth Quarter	$316.73	$261.88	$275.24
2014
First Quarter	$347.62	$267.62	$300.28
Second Quarter	$313.74	$277.26	$282.47
Third Quarter	$364.41	$296.41	$360.52
Fourth Quarter	$434.95	$328.07	$410.25
2015
First Quarter	$488.87	$396.89	$451.48
Second Quarter	$539.40	$438.27	$510.13
Third Quarter	$592.40	$451.82	$465.14
Fourth Quarter	$587.09	$459.82	$542.87
2016
January 1, 2016 to March 21, 2016	$519.48	$364.51	$371.04

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes. It applies to you only if you purchase a note for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the notes is sold to the public, and hold the note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are an investor subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a “real estate investment trust”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the notes;

•	a person holding a note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a note;

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

We will not attempt to ascertain whether any issuer of a basket stock is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If an issuer of a basket stock were so treated, certain adverse U.S. federal income tax consequences might apply to you if you are a non-U.S. holder (as defined below) upon the sale, exchange or other disposition of the notes. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities and consult your tax adviser regarding the possible consequences to you if an issuer of a basket stock is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the alternative minimum tax or the Medicare tax on net investment income. You should consult your tax adviser concerning the application of the U.S. federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Notes

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, and the discussion herein is based on this treatment.

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest Accruals on the Notes. Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), you will be required to accrue interest income on the notes on a constant yield basis based on a comparable yield, as described below, regardless of whether you use the cash or accrual method of accounting for U.S. federal income tax purposes. Accordingly, you generally will be required to include interest in your taxable income each year in excess of any stated interest payments actually received in that year.

Under the contingent debt regulations you must accrue an amount of ordinary interest income, as original issue discount (“OID”) for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals the product of:

•	the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period,

•	the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, and

•	a fraction, the numerator of which is the number of days during the accrual period that you held the notes and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the notes. This schedule must produce a yield to maturity that equals the comparable yield. Although it is not clear how the comparable yield should be determined for notes (such as these) that provide for a redemption right, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date. U.S. holders may obtain the comparable yield and projected payment schedule by submitting a written request for this information to us at: Wells Fargo Securities, LLC, Investment Solutions Group, 375 Park Avenue, New York, NY 10152.

For U.S. federal income tax purposes, you are required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the “IRS”).

The comparable yield and the projected payment schedule will not be used for any purpose other than to determine your interest accruals and adjustments thereto in respect of a note for U.S. federal income tax purposes. They will not constitute a projection or representation by us regarding the actual amounts that will be paid on a note.

Sale, Exchange, Redemption or Retirement of Notes.    You will recognize taxable gain or loss on the sale, exchange, redemption or retirement of a note equal to the difference between the amount received and your adjusted tax basis in the note. Any gain recognized will be treated as ordinary interest income and loss will be ordinary loss to the extent of previous interest inclusions and capital loss thereafter. The amount of gain or loss on a sale, exchange, redemption or retirement of a note will be equal to the difference between (a) the amount received by you (the “amount realized”) and (b) your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will be equal to your original purchase price for the note, increased by any interest income you previously accrued and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes.

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition, (ii) a former citizen or resident of the United States or (iii) a person for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States. If you are or may become such a person during the period in which you hold a note, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes.

Treatment of Income and Gain on the Notes.    Subject to the discussions above concerning Section 897 of the Code and below concerning FATCA, you generally will not be subject to U.S. federal income or withholding tax in respect of the notes, provided that:

•	you do not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	you are not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	you provide to the applicable withholding agent an appropriate IRS Form W-8 on which you certify under penalties of perjury that you are not a U.S. person.

U.S. Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should consider the U.S. federal estate tax implications of an investment in the notes. Absent an applicable treaty benefit, a note will be treated as U.S.-situs property subject to U.S. federal estate tax if payments on the note if received by the decedent at the time of death would have been subject to U.S. federal withholding tax (even if the IRS Form W-8 certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty). You should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the notes in your particular situation and the availability of benefits provided by an applicable estate tax treaty, if any.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to amounts treated as interest on the notes and may be filed with the IRS in connection with the payment of proceeds from a sale, exchange or other disposition of the notes. If you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, you may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to any payment on the notes of amounts treated as interest and for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of the notes. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the notes.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Wells Fargo Securities, LLC has agreed, subject to the terms and conditions of the distribution agreement and a terms agreement, to purchase from us as principal $5,225,000 aggregate principal amount of notes.